Exhibit 10.2

April 27, 2004

Jeffrey C. Crowe
13410 Sutton Park Drive South
Jacksonville, FL 32224

Dear Jeff:

     On behalf of Landstar System, Inc. (the “Company”) and the Board of Directors (the “Board”), we want to thank you for your leadership and outstanding efforts on behalf of the Company. We are also pleased that you will continue as Chairman of the Board of Directors (“Chairman”). In this capacity you will have all of the duties and obligations of each member of the Board, but will also provide the Company services in addition to those performed by other directors, on the terms and conditions set forth below.

     You will continue to serve as Chairman at the pleasure of the Board and as a member of the Board at the discretion of our shareholders. You may elect to voluntarily terminate your services at any time. During this continuing service, you shall be paid a base salary in the annualized amount of $250,000, payable in accordance with the Company’s usual payroll practices. Such amount will be in lieu of any other fees that might be payable to you for service as a director, and will encompass the compensation payable for your service as a director and for the additional services that you will perform, as described below.

     Your duties and responsibilities will be commensurate with your title as non-executive Chairman, and will include representing the Company at such conferences, trade shows and other events and occurrences that you shall be requested to attend by the Board or the Chief Executive Officer, as well as performing such other assignments consistent with your position as shall be requested of you from time to time. In the performance of these services, you will not be an executive officer of the Company and will not have the power to bind the Company. You will be entitled to be reimbursed for any expenses that you incur on behalf of the Company in the performance of your duties and obligations hereunder in accordance with the Company’s generally applicable policies and procedures, as in effect from time to time.

     It is agreed and understood that these services will not require a full business time commitment on behalf of the Company. However, as services that we will request of you will require that you perform these functions at specified times and locations, and under the supervision of the Board and the Chief Executive Officer, you will continue to be treated as a common law employee of the Company. As an employee, you shall be entitled to continue to participate in all of the Company’s employee benefit plans, programs and arrangements in accordance with the terms thereof. However, you agree with the Company that your Key Employee Protection Agreement, dated as of January 30, 1998, shall be terminated effective as of the date hereof.

     If you cease to serve as the Chairman at any time prior to age 65, whether by action of the Company or the shareholders, or whether in your discretion, you agree that you shall be a consultant to the Company at the annual rate of $250,000 per annum, payable quarterly, in advance, and shall provide such services to the Company as shall reasonably be requested of you from time to time by the Board or the Chief Executive Officer. It is expected that the nature and scope of such services will generally be of a type consistent your stature and experience, and shall be provided at such time and in such locations as you shall determine, unless the Company shall otherwise request a specific time and location upon reasonable advance notice. The term of your consulting services shall be two years following the cessation of your services as Chairman, which term may be extended by mutual agreement of the parties. During the period that you are providing such consulting services, the Company recognizes that you may provide services to other persons (except that the Company may terminate your services as a consultant by written notice if you shall also be providing services to a competitor of the Company).

     Please confirm your acceptance of the terms set forth in this letter agreement by signing where indicated below.

Sincerely,

/s/ Ronald W. Drucker Ronald W. Drucker, Chairman
Governance Committee of the Board of Directors

/s/ Robert C. LaRose Robert C. LaRose
Vice President, Chief Financial Officer, and Secretary

Agreed and Accepted:

/s/ Jeffrey C. Crowe
Jeffrey C. Crowe

Date: April 27, 2004

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